EXHIBIT 2.2

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF FORMATION

The undersigned authorized person, desiring to amend the limited liability company formation pursuant to Section18-202 of the Limited Liability Company Act of the State of Delaware, hereby certifies as follows:

I. The name of the limited liability company is———————--aShareX Fine Art, LLC

2.The Certificate of Formation of the limited liability company is hereby amended as follows:

Name of Limited Liability Company is hereby amended to: aShareX Series LLC

By:	/s/ Alan Snyder
Authorized Person

Name:	Alan Snyder
Print or Type

State of Delaware

Secretary of State

Division of Corporations

Delivered 03:33 PN 07/31/2025

FILED 03:33 PM 07/31/2025

SR 20253533812 – File Number 7236620